Exhibit 99

Investor Contact:	Neal Kanda	Media Contact:	Ann Takiguchi
	VP & Chief Financial Officer		PR/Communications
	(808) 544-0622		(808) 544-0685
	neal.kanda@centralpacificbank.com		ann.takiguchi@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS SECOND QUARTER RESULTS

HONOLULU, July 27, 2004 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported second quarter net income grew 8.6% to $8.7 million, or $0.53 per share, from the $8.0 million, or $0.49 per share, recorded during the same period of 2003.  Loan and deposit growth and increases in fee income contributed to the quarter’s results.

Second Quarter Highlights

•                  Diluted earnings per share grew 8.2% to $0.53 compared to $0.49 in the second quarter of 2003.

•                  Return on average equity (ROE) was 17.05% and return on average assets (ROA) was 1.50%.

•                  Loans increased by $159 million during the second quarter of 2004.

Return on average stockholders’ equity was 17.05% in the second quarter of 2004, up from 15.76% in the first quarter of 2004 and down slightly compared to 17.31% for the second quarter of 2003.  Return on average assets for the second quarter of 2004 was 1.50%, up from 1.43% in the first quarter of 2004 and down compared to 1.56% for the second quarter of 2003.

“The Company had an exciting second quarter that began with signing a definitive merger agreement in April to acquire CB Bancshares, Inc.,” said Clint Arnoldus, Chairman, President and Chief Executive Officer.  “Since the signing, the combined management team has implemented a rigorous and disciplined integration planning process that targets an efficient integration and maximizes the combination’s synergies.  Throughout this planning process, we have been encouraged by the many employees, from both sides, who are excited about the combination and anxious to start working towards our goal of becoming the Best Community Bank in Hawaii.”

For the six months ended June 30, 2004, net income was $16.6 million, little changed from the same period last year.  Diluted earnings per share were $1.01 for the first six months of 2004, equaling the results for the comparable period last year.  The year-to-date return on average equity was 16.41%, compared to 18.23% for the six month period ended June 30, 2003.  The year-to-date return on average assets was 1.47%, compared to 1.64% for the same period last year.

Financial Highlights

Second quarter revenues (net interest income before provision plus other operating income) grew 2.9% to $26.7 million, compared to $26.0 million in the second quarter of 2003.  Net interest income before provision for loan losses was $22.6 million, up 1.5% from the second quarter of 2003.  The increase in net interest income was the result of a 12.9% increase in average interest-earning assets as the net interest margin declined to 4.31% from the 4.79% reported last year.  Repricing within the loan portfolio and the extended period of low market interest rates contributed to the net interest margin pressure.  The pace of margin compression is expected to moderate over the next several quarters as monetary policy is gradually tightened.

Provision for loan losses in the second quarter of 2004 was $300,000, compared to the $200,000 reported in the same period last year.

Other operating income increased 11.7% to $4.1 million in the second quarter of 2004, compared to $3.7 million reported in the second quarter of 2003.  Increases in income from fiduciary activities and service charges on deposit accounts contributed to the improvement.

Other operating expense increased 3.1% to $14.1 million in the second quarter of 2004, compared to $13.7 million reported in 2003.  Salaries and employee benefits totaled $7.4 million, a 2.2% increase from the $7.2 million reported in the second quarter of 2003.

The effective tax rate for the second quarter of 2004 was 29.49%, compared to 33.79% in the prior year.  The Company’s investments in high-technology businesses in Hawaii generated net tax benefits of $504,000 in the second quarter of 2004 and $244,000 in the second quarter of 2003.  Assuming no additional high-technology investments are made, the Company expects its effective tax rate to approximate 33% over the coming quarters.

Asset Quality

Nonperforming assets at June 30, 2004 increased to $8.7 million, or 0.35% of assets, compared to $7.5 million at March 31, 2004 and $274,000 a year ago. The increase during the current quarter was primarily due to the addition of $1.5 million in other real estate in the form of a commercial property, currently in the process of sale. Nonaccrual loans primarily to four borrowers totaling $7.2 million at June 30, 2004 are primarily secured by commercial property.

Loans delinquent for ninety days or more increased to $14.4 million at June 30, 2004, or 0.89% of total loans and leases.  These loans, primarily to two borrowers, are adequately secured by commercial and residential properties.

Net loan charge-offs totaled $214,000 in the second quarter of 2004, compared to net loan recoveries of $116,000 in the year ago period.  The allowance for loan and lease losses was $24.9 million at June 30, 2004.  The ratio of the allowance for loan and lease losses to total loans and leases declined to 1.54%, compared to 1.93% a year ago.

Balance Sheet Analysis

Total assets grew to $2.50 billion, a 19.6% increase over the $2.09 billion reported a year ago.

Investment securities increased to $658.4 million, up 15.1% from the $571.9 million reported last year as net loan growth began the year slower than expected.  Investment securities are expected to decline over the coming quarters as assets are redeployed to fund recent loan growth.

Total loans and leases increased by 22.7% to $1.62 billion, compared to $1.32 billion at June 30, 2003.  The strong increase was driven by organic loan growth and the purchase of a loan portfolio consisting of $76.1 million in  commercial real estate loans secured by Hawaii properties.

Total deposits at June 30, 2004 increased by 13.1%, or $223.9 million, to $1.93 billion from $1.71 billion at June 30, 2003.  Noninterest-bearing deposits as of June 30, 2004 includes a short-term deposit of approximately $80 million that was withdrawn on July 1, 2004.  Excluding the short-term deposit, total deposits increased to $1.85 billion, an increase of 8.4% from June 30, 2003.  Excluding the short-term deposit, noninterest-bearing deposits increased by 15.3% to $375.5 million, compared to $325.8 million a year ago.

Shareholders’ equity increased 8.4% to $199.7 million, or $12.40 book value per share at June 30, 2004, compared to $184.2 million or $11.49 book value per share a year ago.   Shareholders’ equity as a percentage of assets stood at 7.99% at June 30, 2004, compared to 8.82% a year ago.  While no common shares were repurchased during the second quarter of 2004, the Company maintains a stock repurchase program with available authorization totaling $12.3 million.

Business and Earnings Outlook

Management currently expects 2004 EPS growth on a standalone basis of approximately 5 to 7 percent, based on projected economic trends and business conditions.

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Merger Update

Central Pacific Financial Corp. (“CPF”) and CB Bancshares, Inc. (“CBBI”) entered into a definitive merger agreement on April 22, 2004.  On July 20, 2004, the SEC declared CPF’s amended Registration Statement on Form S-4 effective.   Proxy materials were distributed last week to CPF and CBBI shareholders of record as of July 19, 2004, and the shareholder meetings for both companies have been scheduled for September 13, 2004 in Honolulu, Hawaii.  According to Hawaii statutes, a 75% affirmative vote by the shareholders of each company is required to approve the merger.  The boards of directors of Central Pacific Financial Corp. and CB Bancshares, Inc. have recommended to their shareholders a vote “for” the approval of the merger.

Conference Call Information

Central Pacific Financial Corp. will conduct a conference call today at 4:00 p.m. Eastern Time (10:00 a.m. Hawaii Time) to discuss its quarterly results.  To participate in the call, please call 1-800-838-4403 or visit the investor relations page of the Company’s website at http://www.centralpacificbank.com.  A playback of the call will be available by dialing 1-800-428-6051 and entering the passcode 365262.  Additionally, a replay will be available on the Company’s website.

About Central Pacific Financial Corp./Central Pacific Bank

Central Pacific Financial Corp. is a Hawaii-based bank holding company whose common stock is traded on The New York Stock Exchange under the symbol “CPF.”  Central Pacific Bank, its wholly owned subsidiary, is Hawaii’s third largest commercial bank with 24 branches statewide, including five supermarket branches and more than 70 ATMs.  For additional information, please visit our web site at http://www.centralpacificbank.com.

**********

This document contains forward-looking statements.  Such statements include, but are not limited to, (i) statements about the benefits of a merger between Central Pacific Financial Corp. (“CPF”) and CB Bancshares, Inc. (“CBBI”), including future financial and operating results, costs savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to CPF’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “projects” and other similar expressions.  These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  (1) the business of CPF and CBBI may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) any necessary approvals for the merger may not be obtained on the proposed terms; (6) the failure of CPF’s and CBBI’s shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States

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economy in general and the strength of the Hawaii economy may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (9) changes in the U.S. legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company’s activities.

Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in CPF’s and CBBI’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet web site (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to CPF or CBBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.  CPF and CBBI do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

CPF has filed an amended registration statement on Form S-4 to register shares of CPF common stock to be issued in this transaction.  The registration statement includes a joint proxy statement/prospectus for solicitation of proxies from CPF and CBBI shareholders, in connection with meetings of such shareholders at a date or dates subsequent hereto.  Investors and security holders are urged to read the registration statement and joint proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information.  Investors and security holders may obtain a free copy of documents filed with the SEC at the SEC’s Internet web site at (www.sec.gov).  Such documents may also be obtained free of charge from CPF by directing such request to: Central Pacific Financial Corp., 220 South King Street, Honolulu, Hawaii 96813, Attention: David Morimoto, (808) 544-0627; or from CBBI by directing such request to: CB Bancshares, Inc., 201 Merchant Street, Honolulu, Hawaii 96813, Attention: Investor Relations, (808) 535-2518.

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CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,	June 30,	Annual Change
CONSOLIDATED BALANCE SHEETS	2004	2003	2003	$	%
(in thousands, except per share data)

ASSETS
Cash and due from banks	$67,873	$63,851	$64,835	$3,038	4.7%
Interest-bearing deposits in other banks	41,247	5,145	19,291	21,956	113.8%
Federal funds sold	3,500	2,000	—	3,500	N.M.
Investment securities:
Held to maturity, at cost (fair value of $31,583 at June 30, 2004, $35,721 at December 31, 2003, and $48,167 at June 30, 2003)	30,756	34,316	46,150	(15,394)	-33.4%
Available for sale, at fair value	627,683	520,641	525,742	101,941	19.4%
Total investment securities	658,439	554,957	571,892	86,547	15.1%

Loans held for sale	1,382	6,660	24,784	(23,402)	-94.4%
Loans and leases	1,619,086	1,443,154	1,319,703	299,383	22.7%
Less allowance for loan and lease losses	24,934	24,774	25,425	(491)	-1.9%
Net loans and leases	1,594,152	1,418,380	1,294,278	299,874	23.2%

Premises and equipment	57,958	56,125	57,271	687	1.2%
Accrued interest receivable	9,278	8,828	9,010	268	3.0%
Investment in unconsolidated subsidiaries	5,634	2,184	2,859	2,775	97.1%
Due from customers on acceptances	—	—	34	(34)	N.M.
Other real estate	1,518	—	—	1,518	N.M.
Other assets	57,848	52,138	44,686	13,162	29.5%
Total assets	$2,498,829	$2,170,268	$2,088,940	$409,889	19.6%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing deposits	$456,333	$338,004	$325,787	$130,546	40.1%
Interest-bearing deposits	1,475,496	1,415,280	1,382,130	93,366	6.8%
Total deposits	1,931,829	1,753,284	1,707,917	223,912	13.1%

Short-term borrowings	17,469	3,507	2,281	15,188	665.8%
Long-tem debt	323,088	184,184	157,917	165,171	104.6%
Bank acceptances outstanding	—	—	34	(34)	N.M.
Minority interest	10,062	10,062	10,124	(62)	-0.6%
Other liabilities	16,697	24,632	26,437	(9,740)	-36.8%
Total liabilities	2,299,145	1,975,669	1,904,710	394,435	20.7%

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—	—	—	N.M.
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding 16,107,807 shares at June 30, 2004, 16,063,957 shares at December 31, 2003, and 16,027,250 shares at June 30, 2003	10,080	9,589	9,260	820	8.9%
Surplus	45,848	45,848	45,848	—	N.M.
Retained earnings	154,064	142,635	130,392	23,672	18.2%
Deferred stock awards	(93)	(50)	(87)	(6)	-6.9%
Accumulated other comprehensive income	(10,215)	(3,423)	(1,183)	(9,032)	-763.5%
Total shareholders’ equity	199,684	194,599	184,230	15,454	8.4%

Total liabilities and shareholders’ equity	$2,498,829	$2,170,268	$2,088,940	$409,889	19.6%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Change		Six months ended June 30,		Change
(In thousands, except per share data)	2004	2003	$	%	2004	2003	$	%

Interest income:
Interest and fees on loans and leases	$21,134	$22,089	$(955)	-4.3%	$42,425	$44,553	$(2,128)	-4.8%
Interest and dividends on investment securities:
Taxable interest	5,546	4,187	1,359	32.5%	10,627	8,432	2,195	26.0%
Tax-exempt interest	1,018	926	92	9.9%	2,009	1,817	192	10.6%
Dividends	191	251	(60)	-23.9%	408	511	(103)	-20.2%
Interest on deposits in other banks	10	55	(45)	-81.8%	33	65	(32)	-49.2%
Interest on Federal funds sold and securities purchased under agreements to resell	—	24	(24)	N.M.	9	27	(18)	-66.7%

Total interest income	27,899	27,532	367	1.3%	55,511	55,405	106	0.2%

Interest expense:
Interest on deposits	2,943	3,828	(885)	-23.1%	5,868	8,038	(2,170)	-27.0%
Interest on short-term borrowings	67	5	62	1240.0%	103	14	89	635.7%
Interest on long-term debt	2,272	1,408	864	61.4%	4,222	2,656	1,566	59.0%

Total interest expense	5,282	5,241	41	0.8%	10,193	10,708	(515)	-4.8%

Net interest income	22,617	22,291	326	1.5%	45,318	44,697	621	1.4%
Provision for loan and lease losses	300	200	100	50.0%	600	200	400	200.0%
Net interest income after provision for loan and lease losses	22,317	22,091	226	1.0%	44,718	44,497	221	0.5%

Other operating income:
Income from fiduciary activities	582	396	186	47.0%	1,131	842	289	34.3%
Service charges on deposit accounts	1,368	1,045	323	30.9%	2,811	2,132	679	31.8%
Other service charges and fees	1,444	1,418	26	1.8%	2,695	2,603	92	3.5%
Fees on foreign exchange	161	115	46	40.0%	334	263	71	27.0%
Investment securities gains (losses)	—	4	(4)	N.M.	—	4	(4)	N.M.
Other	540	689	(149)	-21.6%	1,035	1,488	(453)	-30.4%

Total other operating income	4,095	3,667	428	11.7%	8,006	7,332	674	9.2%

Other operating expense:
Salaries and employee benefits	7,365	7,204	161	2.2%	15,571	14,280	1,291	9.0%
Net occupancy	1,009	1,032	(23)	-2.2%	2,103	2,065	38	1.8%
Equipment	631	672	(41)	-6.1%	1,199	1,296	(97)	-7.5%
Other	5,113	4,792	321	6.7%	9,773	9,114	659	7.2%

Total other operating expense	14,118	13,700	418	3.1%	28,646	26,755	1,891	7.1%

Income before income taxes	12,294	12,058	236	2.0%	24,078	25,074	(996)	-4.0%
Income taxes	3,626	4,074	(448)	-11.0%	7,500	8,514	(1,014)	-11.9%

Net income	$8,668	$7,984	$684	8.6%	$16,578	$16,560	$18	0.1%

Per share data:
Basic earnings per share	$0.54	$0.50	$0.04	8.0%	$1.03	$1.03	$—	N.M.
Diluted earnings per share	0.53	0.49	0.04	8.2%	1.01	1.01	—	N.M.
Cash dividends declared	0.16	0.16	—	N.M.	0.32	0.32	—	N.M.

Basic weighted average shares outstanding (000’s)	16,098	16,018	80	0.5%	16,089	16,008	81	0.5%
Diluted weighted average shares outstanding (000’s)	16,391	16,399	(8)	N.M.	16,401	16,405	(4)	N.M.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			%			%
(in thousands, except per share data)	2004	2003	Change	2004	2003	Change

SELECTED AVERAGE BALANCES

Total assets	$2,306,806	$2,050,141	12.5%	$2,258,754	$2,017,124	12.0%
Interest-earning assets	2,148,142	1,903,246	12.9%	2,101,192	1,871,248	12.3%
Loans, net of unearned interest	1,481,473	1,348,478	9.9%	1,465,154	1,340,114	9.3%
Other real estate	1,101	309	256.3%	550	951	-42.2%
Deposits	1,798,305	1,667,162	7.9%	1,775,684	1,643,437	8.0%
Interest-bearing liabilities	1,729,879	1,539,818	12.3%	1,689,089	1,518,266	11.3%
Stockholders’ equity	203,358	184,466	10.2%	202,050	181,683	11.2%

PERFORMANCE RATIOS

Return on average assets **	1.50%	1.56%		1.47%	1.64%
Return on average stockholders’ equity **	17.05%	17.31%		16.41%	18.23%
Efficiency ratio	52.85%	52.79%		53.72%	51.43%
Net interest margin **	4.31%	4.79%		4.42%	4.88%
Dividend payout ratio	29.63%	32.00%		31.07%	31.07%

	June 30,		%
	2004	2003	Change
NONPERFORMING ASSETS

Nonperforming (nonaccrual) loans	$7,224	$274	2536.5%
Other real estate	1,518	0	N.M.
Total nonperforming assets	8,742	274	3090.5%
Loans delinquent for 90 days or more	14,357	1,807	694.5%
Restructured loans (still accruing interest)	—	—	—
Total nonperforming assets, loans delinquent for 90 days or more and restructured loans	$23,099	$2,081	1010.0%

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003		2004	2003
Net loan charge-offs to average loans **	0.06%	-0.03%		0.06%	-0.15%
Loan charge-offs	$262	$129	103.1%	$577	$444	30.0%
Recoveries	48	245	-80.4%	137	1,472	-90.7%
Net loan charge-offs (recoveries)	$214	$(116)	-284.5%	$440	$(1,028)	-142.8%

	June 30,
	2004	2003
SELECTED FINANCIAL DATA & BALANCE SHEET RATIOS

Book value per share	$12.40	$11.49
Market value per share	$27.50	$27.70

Total stockholders’ equity to assets	7.99%	8.82%
Nonperforming assets to total assets	0.35%	0.01%
Nonperforming assets to total loans & other real estate	0.54%	0.02%
Nonperforming assets and loans delinquent for 90 days or more to total loans & other real estate	1.43%	0.16%
Nonperforming assets, loans delinquent for 90 days or more and restructured loans to total loans & other real estate	1.43%	0.16%
Nonperforming loans to total loans	0.45%	0.02%
Allowance for loan losses to total loans	1.54%	1.93%
Allowance for loan losses to nonperforming loans	345.16%	9279.20%

**  Annualized